Exhibit 3.5

OAK VALLEY BANCORP

SECRETARY’S CERTIFICATE

1.            The undersigned hereby certifies that he is the duly appointed Secretary of Oak Valley Bancorp and is serving in that capacity in accordance with the Bylaws of the Corporation.

2.            The undersigned further certifies that the attached bylaw provisions have been duly adopted and are in full force and effect.

Dated: January 12, 2009.
/s/ Arne J. Knudsen
ARNE J. KNUDSEN
Secretary
Oak Valley Bancorp

OAK VALLEY BANCORP

LISTED CORPORATION BYLAW PROVISIONS

SECTION 2.8. VOTING.  The shareholders entitled to notice of any meeting or to vote at any such meeting shall be only persons in whose name shares stand on the stock records of the corporation on the record date determined in accordance with Section 2.11 of this Article II.

Voting of shares of the corporation shall in all cases be subject to the provisions of Sections 700 through 711, inclusive, of the Code.

The shareholders’ vote may be by voice or ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than election of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal (other than the election of directors), but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder’s approving vote is with respect to all shares that the shareholder is entitled to vote.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Code or by the articles of incorporation.

No holder of any class of stock of the corporation shall be entitled to cumulate votes in connection with any election of directors of the corporation.

In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected, shall be elected.  Votes against the director and votes withheld shall have no legal effect.

This provision shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the Code.

SECTION 3.3.  ELECTION AND TERM OF OFFICE OF DIRECTORS.  The directors shall be elected annually by the shareholders at the annual meeting of the shareholders; provided, that if for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose.  The term of office of the directors shall, except as provided in Section 3.15, begin immediately after their election and shall continue until their respective successors are elected and qualified.  In the event that the authorized number of directors shall be fixed at nine (9) or more, the board of directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist of one-third of the directors or as close an approximation as possible.  The initial term of office of the directors of Class I shall expire at the annual meeting to be held during fiscal year 2009, the initial term of office of the directors of Class II shall expire at the annual meeting to be held during fiscal year 2010 and the initial term of office of the directors of Class III shall expire at the annual meeting to be held during fiscal year 2011.  At each annual meeting, commencing with the annual meeting to be held during fiscal year 2009, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election until his or her successor shall have been duly elected and qualified. In the event that the authorized number of directors shall be fixed with at least six (6) but less than nine (9), the board of directors shall be divided into two classes, designated Class I and Class II.  Each class shall consist of one-half of the directors or as close an approximation as possible.  At each annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.  Notwithstanding the rule that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.  At such annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

This Section 3.3 may be amended or repealed only by approval of the board of directors and the outstanding shares (as defined in Section 152 of the Code) voting as a single class, notwithstanding Section 903 of the Code.

This provision shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the Code.

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